Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated October 13, 2026, which includes an explanatory paragraph relating to Apex Treasury Corp II’s ability to continue as a going concern, relating to the financial statements of Apex Treasury Corp II as of September 17, 2026 and for the period from August 31, 2026 (inception) through September 17, 2026, which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

October 13, 2026